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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Registration Statement
No. 33-47091, No. 333-52280 and No. 333-56300 of PRIMEDIA Inc. on Form S-8 of
our reports dated February 7, 2002 (February 28, 2002 as to Note 27 and
March 8, 2002 as to Note 17) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to PRIMEDIA's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, effective January 1, 2001), appearing in this Annual Report on Form 10-K of PRIMEDIA Inc. for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP
New York, New York
March 28, 2002